Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224043

PROSPECTUS

OFFERS TO EXCHANGE

Any and all $6,000,000,000 aggregate principal amount outstanding of unregistered 3.004% Fixed/Floating Rate Senior Notes, due 2023, for an equal aggregate principal amount of 3.004% Fixed/Floating Rate Senior Notes, due 2023, registered under the Securities Act of 1933, as amended (the “Securities Act”)

and

Any and all $6,000,000,000 aggregate principal amount outstanding of unregistered 3.419% Fixed/Floating Rate Senior Notes, due 2028, for an equal aggregate principal amount of 3.419% Fixed/Floating Rate Senior Notes, due 2028, registered under the Securities Act

Bank of America Corporation is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (i) any and all $6,000,000,000 aggregate principal amount outstanding of our unregistered 3.004% Fixed/Floating Rate Senior Notes, due 2023 (the “2023 Original Notes”) for an equal aggregate principal amount of our 3.004% Fixed/Floating Rate Senior Notes, due 2023 that have been registered under the Securities Act (the “2023 Exchange Notes”) and (ii) any and all $6,000,000,000 aggregate principal amount outstanding of our unregistered 3.419% Fixed/Floating Rate Senior Notes, due 2028 (the “2028 Original Notes” and, together with the 2023 Original Notes, the “Original Notes”) for an equal aggregate principal amount of our 3.419% Fixed/Floating Rate Senior Notes, due 2028 that have been registered under the Securities Act (the “2028 Exchange Notes,” and, together with the 2023 Exchange Notes, the “Exchange Notes”). In this prospectus, we refer to these offers to exchange as the “Exchange Offers.”

The terms of the Exchange Notes of a series will be substantially identical to the terms of the corresponding Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will not be subject to the transfer restrictions applicable to the Original Notes, will not entitle their holders to registration rights or additional interest under circumstances relating to our registration obligations and will have a different CUSIP number from the corresponding Original Notes. The Exchange Notes will be issued under the same indenture as the Original Notes, and the Exchange Notes of a series and any corresponding Original Notes that remain outstanding after the completion of the Exchange Offers will be treated as a single series of securities under the Indenture (as defined below).

The Exchange Offers will expire at 5:00 p.m., New York City time, on May 22, 2018, unless extended with respect to either or both Exchange Offers (such date and time, as they may be extended, the “Expiration Date”). Upon the terms and subject to the conditions of the Exchange Offers, we will accept for exchange any and all Original Notes of each series validly tendered in the applicable Exchange Offer and not validly withdrawn prior to the applicable Expiration Date. You may withdraw tenders of Original Notes of either series at any time before the applicable Expiration Date.

There is currently no established trading market for the Exchange Notes to be issued, and we do not intend to list the Exchange Notes on any securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the effective date of the registration statement of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 9 to read about important factors you should consider before tendering your Original Notes.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 24, 2018

ABOUT THIS PROSPECTUS

It is important that you read and consider all of the information in this prospectus. You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you. The information contained or incorporated by reference in this prospectus is accurate as of the date of the applicable document containing such information or other date referred to in such document.

This prospectus incorporates important business and financial information about Bank of America that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Bank of America at the address and telephone number set forth below under “Incorporation of Certain Documents by Reference.”

We are not making the Exchange Offers to, nor will we accept tenders of Original Notes for exchange from, holders of Original Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful. This prospectus may only be used where it is legal to make the Exchange Offers.

In this prospectus, unless otherwise indicated or required by the context, “we,” “our,” “us,” “the Company” and “Bank of America” or similar references are to Bank of America Corporation, excluding its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov. The reports and other information we file with the SEC also are available at our website, www.bankofamerica.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

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We have filed with the SEC a registration statement on Form S-4 relating to the Exchange Notes and the Exchange Offers. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the Exchange Notes and the Exchange Offers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC that is incorporated by reference in this prospectus will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus until the date we complete the Exchange Offers (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2017; and

•	our Current Reports on Form 8-K filed on January 17, 2018, February 9, 2018, March 15, 2018 and April 16, 2018 (in each case, other than documents or information that is furnished but deemed not to have been filed).

You may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

Bank of America Corporation

Fixed Income Investor Relations

100 North Tryon Street

Charlotte, North Carolina 28255-0065

1-866-607-1234

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the Expiration Date for the relevant Exchange Offer.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. As a large, international financial services company, we face risks that are inherent in the businesses and market places in which we operate. Information regarding important factors that could cause our future financial performance to vary from that described in our forward-looking statements is contained in our annual report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this prospectus, including those discussed under “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of

ii

Operations,” as well as those discussed in any subsequent filings of Bank of America that are incorporated in this prospectus by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information about how to obtain copies of our filings with the SEC. For a discussion of significant risk factors that apply to the Exchange Notes and the Exchange Offers, see “Risk Factors” beginning on page 9 of this prospectus.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

This summary highlights selected information appearing elsewhere, or incorporated by reference, in this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that may be important to you in deciding to exchange your Original Notes for Exchange Notes. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes and the Exchange Offers. You should pay special attention to “Risk Factors” and “Forward-Looking Statements.”

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Through our banking and various nonbank subsidiaries throughout the United States and in international markets, we provide a diversified range of banking and nonbank financial services and products. Our principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and our telephone number at that location is (704) 386-5681.

The Exchange Offers

The following is a brief summary of some of the material terms of the Exchange Offers. For a more detailed description of the Exchange Offers, please refer to “The Exchange Offers.”

Background; Purpose	On December 20, 2017, in transactions exempt from registration under the Securities Act, we issued $6,000,000,000 in aggregate principal amount of the 2023 Original Notes, and $6,000,000,000 in aggregate principal amount of the 2028 Original Notes. These issuances were conducted by private exchange offers with holders of certain of our outstanding debt securities. In connection with these private exchange offers, we entered into a registration rights agreement, dated December 20, 2017 (the “Registration Rights Agreement”), with the dealer manager (as such term is used in the Registration Rights Agreement) for the private exchange offers, for the benefit of the holders of the Original Notes, in which we agreed, among other things, to use our commercially reasonable efforts to complete the Exchange Offers. The purpose of the Exchange Offers is to satisfy our contractual obligations under the Registration Rights Agreement.

The Exchange Offers	Upon the terms and subject to the conditions of the Exchange Offers set forth in this prospectus and the accompanying letter of transmittal, we are offering to exchange any and all $6,000,000,000 aggregate principal amount outstanding of the 2023 Original Notes, and any and all $6,000,000,000 aggregate principal amount outstanding of the 2028 Original Notes, for equal aggregate principal amounts of the 2023 Exchange Notes and the 2028 Exchange Notes, respectively. In order to be exchanged for Exchange Notes, Original Notes must be validly tendered, not validly withdrawn and accepted by us. Subject to the satisfaction or waiver of the conditions to the Exchange Offers, all Original Notes that are validly tendered and not validly withdrawn before the applicable Expiration Date will be accepted by us and exchanged.

CUSIP Numbers and ISINs	The CUSIP numbers and ISINs for the 2023 Original Notes are 06051GGV5, US06051GGV59 (Rule 144A) and U0R8A1AA5, USU0R8A1AA50 (Regulation S). The CUSIP number and ISIN for the 2023 Exchange Notes are 06051GHC6 and US06051GHC69.

The CUSIP numbers and ISINs for the 2028 Original Notes are 06051GGW3, US06051GGW33 (Rule 144A) and U0R8A1AB3, USU0R8A1AB34 (Regulation S). The CUSIP number and ISIN for the 2028 Exchange Notes are 06051GHD4 and US06051GHD43.

Expiration Date; Withdrawal Rights	The Exchange Offers will expire at 5:00 p.m., New York City time, on May 22, 2018, unless extended with respect to either or both of the Exchange Offers, in which event the Expiration Date will be the latest date and time to which we extend such Exchange Offer. Tenders may be withdrawn at any time before the applicable Expiration Date. See “The Exchange Offers—Withdrawal Rights.” Any Original Notes not accepted for exchange in either Exchange Offer for any reason will be returned to you without expense promptly after the expiration or termination of such Exchange Offer.

Resale of the Exchange Notes	Based upon existing interpretations by the staff of the SEC as set forth in previous no-action letters issued to third parties, and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act (subject to certain representations required to be made by each tendering holder of Original Notes, as set forth under “The Exchange Offers—Representations, Warranties and Covenants of Tendering Holders of Original Notes”). However, any holder of Original Notes who:

•	is one of our “affiliates” (as defined in Rule 405 under the Securities Act);

•	does not acquire the Exchange Notes in the ordinary course of business;

•	is participating or intends to participate, or has any arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act; or

•	is a broker-dealer who acquired Original Notes directly from us for its own account in the private exchange offers (and not as a result of market-making or other trading activities),

will not be able to rely on the interpretations of the staff of the SEC set forth in the no-action letters referenced above, will not be eligible to participate in the Exchange Offers and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, in the absence of an exemption therefrom.

A broker-dealer that holds Original Notes acquired as a result of market-making activities or other trading activities, and who receives Exchange Notes for its own account in exchange for such Original Notes pursuant to the Exchange Offers, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Such broker-dealers may use this prospectus to satisfy their prospectus delivery requirement with respect to their Exchange Notes. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale of Exchange Notes for a period of 90 days following the effective date of the registration statement of which this prospectus is a part. For further information regarding resales of Exchange Notes by broker-dealers, see “Plan of Distribution.”

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers and, to the best of our information and belief, each person that will participate in the Exchange Offers will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

Conditions to the Exchange Offers	Our obligation to accept Original Notes tendered in the Exchange Offers is subject to the satisfaction of certain customary conditions, which we may waive. In addition, we will not be obligated to accept for exchange the Original Notes of any tendering holder that has not made to us certain representations as set forth under “The Exchange Offers—Representations, Warranties and Covenants of Tendering Holders of Original Notes.” See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Original Notes	The Original Notes currently are held in book-entry form and represented by global securities registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”). To participate in the Exchange Offers and tender Original Notes held in book-entry form, by 5:00 p.m., New York City time, on the applicable Expiration Date, you must cause the book-entry transfer of your Original Notes to the Exchange Agent’s account at DTC with respect to the Original Notes established to facilitate the Exchange Offers in accordance with DTC’s Automated Tender Offer Program (“ATOP”), and the Exchange Agent must receive an electronic confirmation of such book-entry transfer from DTC, and either a properly completed and validly executed letter of transmittal (or manually signed facsimile thereof) or an agent’s message (as defined below), by which you will agree to be bound by the letter of transmittal, and any other required documents.

The Original Notes may be tendered for exchange only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

See “The Exchange Offers—Procedures for Tendering Original Notes.”

Representations by Tendering Holders of Original Notes	By signing the accompanying letter of transmittal, or agreeing to be bound thereby by transmission of an agent’s message pursuant to ATOP, you will represent to us, among other things, that:

•	you are not our affiliate (as defined in Rule 405 under the Securities Act);

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act;

•	you are not a broker-dealer that acquired Original Notes directly from us in the private exchange offers for your own account (and not as a result of market-making or other trading activities); and

•	if you are a broker-dealer, you will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

You will be required to make these and other acknowledgements, representations, warranties and agreements to tender Original Notes in the Exchange Offers.

See “The Exchange Offers—Representations, Warranties and Covenants of Tendering Holders of Original Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of Original Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender Original Notes in either of the Exchange Offers, you should promptly contact your nominee or custodian and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the applicable Expiration Date in order for such entity to tender Original Notes on your behalf by the applicable Expiration Date in accordance with the terms of the Exchange Offers. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. See “The Exchange Offers—Procedures for Tendering Original Notes.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the Exchange Offers. You must validly tender your Original Notes in accordance with the procedures described in this prospectus and the accompanying letter of transmittal by the applicable Expiration Date.

Acceptance of Original Notes and Delivery of Exchange Notes	Upon the terms and subject to the conditions of the Exchange Offers, we will accept for exchange any and all Original Notes of each series that are validly tendered in the applicable Exchange Offer and not validly withdrawn before 5:00 p.m., New York City time, on the applicable Expiration Date. The Exchange Notes issued in exchange for Original Notes so accepted will be delivered promptly after the applicable Expiration Date. See “The Exchange Offers—Terms of the Exchange Offers” and “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Accrued and Unpaid Interest on the Exchange Notes and the Original Notes	The Exchange Notes will bear interest from the date of original issuance of the Original Notes (December 20, 2017) or from the most recent date on which interest has been paid on the Original Notes, whichever is later. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on such Original Notes. Any Original Notes not exchanged in the Exchange Offers will remain outstanding and continue to accrue interest according to their terms.

Consequences of Not Exchanging Original Notes	If you do not exchange your Original Notes in the Exchange Offers, you will continue to be subject to the restrictions on transfer described in the legend on the Original Notes. Since the Original Notes have not been registered under the Securities Act, in general, you may offer or resell your Original Notes only if they are registered, or offered or sold under an exemption from or in a transaction not subject to registration, under the Securities Act and other applicable securities laws.

After the Exchange Offers are completed, under the Registration Rights Agreement we will have no further obligation to provide for registration under the Securities Act of Original Notes, except under certain limited circumstances in which we are obligated, pursuant to the Registration Rights Agreement, to file a shelf registration statement for certain holders of Original Notes not eligible to participate in the Exchange Offers.

To the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes will be reduced, and the market price of such Original Notes may be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers—The Exchange Offers may result in reduced liquidity for Original Notes that are not exchanged.”

Material U.S. Federal Income Tax Considerations	Your exchange of Original Notes for Exchange Notes pursuant to either of the Exchange Offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

Risk Factors	For a discussion of risk factors you should consider carefully before deciding to participate in the Exchange Offers, see “Risk Factors” beginning on page 9 of this prospectus.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent (the “Exchange Agent”) in connection with the Exchange Offers. The address, telephone number and email address of the Exchange Agent are listed under the heading “The Exchange Offers—Exchange Agent.” The Bank of New York Mellon Trust Company, N.A. also is the trustee under the Indenture under which the Exchange Notes will be issued.

The Exchange Notes

The following is a brief summary of some of the material terms of the Exchange Notes. For a more detailed description of the Exchange Notes and the Indenture under which the Exchange Notes will be issued, please refer to “Description of the Exchange Notes.”

Issuer	Bank of America Corporation

Securities Offered	Up to $6,000,000,000 aggregate principal amount of 2023 Exchange Notes and up to $6,000,000,000 aggregate principal amount of 2028 Exchange Notes. The Exchange Notes will be issued under our Indenture (Senior Debt Securities) between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), dated as of January 1, 1995, as supplemented (the “Indenture”). The Original Notes also were issued under the Indenture.

The form and terms of the Exchange Notes of a series will be substantially identical to the form and terms of the corresponding Original Notes, except that the Exchange Notes will be registered under the Securities Act and will not be subject to the transfer restrictions applicable to the Original Notes, the Exchange Notes will not entitle their holders to registration rights or additional interest under circumstances relating to our registration obligations applicable to the Original Notes, and the Exchange Notes will have a different CUSIP number from the corresponding Original Notes. The Exchange Notes of a series and the corresponding Original Notes that remain outstanding after the completion of the Exchange Offers will be treated as a single series of securities under the Indenture.

Maturity Dates	The 2023 Exchange Notes will mature on December 20, 2023, and the 2028 Exchange Notes will mature on December 20, 2028.

Fixed Rate Periods; Fixed Rate Coupon	The 2023 Exchange Notes will accrue interest at the rate of 3.004% per annum for the period from, and including, December 20, 2017 (or from the most recent date on which interest has been paid on the 2023 Original Notes, whichever is later) to, but excluding, December 20, 2022 (the “2023 Exchange Notes Fixed Rate Period”).

The 2028 Exchange Notes will accrue interest at the rate of 3.419% per annum for the period from, and including, December 20, 2017 (or from the most recent date on which interest has been paid on the 2028 Original Notes, whichever is later) to, but excluding, December 20, 2027 (the “2028 Exchange Notes Fixed Rate Period” and together with the 2023 Exchange Notes Fixed Rate Period, the “Fixed Rate Periods”).

See “Description of the Exchange Notes—Interest and Interest Rates; Maturity.”

Floating Rate Periods; Floating Rate Coupon	The 2023 Exchange Notes will accrue interest at a rate equal to the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months (“three-month LIBOR”), determined as described in this prospectus, plus 79 basis points, for the period from and including December 20, 2022 to, but excluding, the maturity date of the 2023 Exchange Notes (the “2023 Exchange Notes Floating Rate Period”).

The 2028 Exchange Notes will accrue interest at a rate equal to three-month LIBOR, determined as described in this prospectus, plus 104 basis points, for the period from and including December 20, 2027 to, but excluding, the maturity of the 2028 Exchange Notes (the “2028 Exchange Notes Floating Rate Period” and together with the 2023 Exchange Notes Floating Rate Period, the “Floating Rate Periods”).

See “Description of the Exchange Notes—Interest and Interest Rates; Maturity.”

Interest Payment Dates	For the Fixed Rate Periods, interest on a series of Exchange Notes will be payable semi-annually, in arrears, on December 20 and June 20 of each year in the applicable Fixed Rate Period, beginning on June 20, 2018 (or, if the applicable Exchange Notes are issued on or after June 20, 2018, the next Interest Payment Date (as defined below) after such issue date). For the Floating Rate Periods, interest on a series of Exchange Notes will be payable quarterly, in arrears, on March 20, June 20, September 20 and December 20 of the applicable Floating Rate Period, beginning on March 20, 2023 for the 2023 Exchange Notes and March 20, 2028 for the 2028 Exchange Notes. See “Description of the Exchange Notes—Interest and Interest Rates; Maturity.”

Optional Redemption	We may redeem, at our option, some or all of the Exchange Notes of a series prior to the applicable maturity date at the times and upon the terms and subject to the conditions, as applicable, set forth in this prospectus. See “Description of the Exchange Notes—Optional Redemption of the Exchange Notes.”

Ranking	The Exchange Notes will be our direct, unsecured senior obligations and will rank equally with all our other unsecured and unsubordinated obligations from time to time outstanding, except obligations, including deposit liabilities, that are subject to any priorities or preferences by law. See “Description of the Exchange Notes—Ranking.”

Book-Entry Form and Denominations	The Exchange Notes of each series will be represented by one or more fully registered, global securities (“Global Notes”) deposited with or on behalf of DTC and registered in the name of Cede & Co. as nominee for DTC. Beneficial interests in the Exchange Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in limited circumstances described in this prospectus, owners of beneficial interests in the Exchange Notes will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive Exchange Notes in definitive form and will not be considered holders of Exchange Notes under the Indenture. The Exchange Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Public Market	There currently is no established trading market for the Exchange Notes to be issued. We do not intend to list either series of Exchange Notes for trading on a national securities exchange. There can be no assurance that an active market for either series of Exchange Notes will develop, or if a market does develop, that it will provide adequate liquidity.

Governing Law	The Exchange Notes will be, and the Indenture is, governed by the laws of the State of New York.

Further Issuances	We have the ability to “reopen,” or increase, the aggregate principal amount of either series of the Exchange Notes without notice to the existing holders of such series of Exchange Notes, by issuing additional such Exchange Notes having the same terms, provided that such additional Exchange Notes shall be fungible for U.S. federal income tax purposes. However, any additional Exchange Notes of this kind may have a different offering price and may begin to bear interest on a different date.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Before deciding to participate in the Exchange Offers, you should carefully consider the risks and uncertainties described in this prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus.

Risks Relating to the Exchange Offers

The Exchange Offers may result in reduced liquidity for Original Notes that are not exchanged.

To the extent tenders of Original Notes for exchange in the Exchange Offers are accepted by us and the Exchange Offers are completed, the trading market for the Original Notes that remain outstanding following such completion will be reduced. The remaining Original Notes may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value and reduced liquidity also may make the trading price of the remaining Original Notes more volatile. As a result, the Exchange Offers may cause the market price for the Original Notes that remain outstanding after the completion of the Exchange Offers to be adversely affected.

There can be no assurance that an active trading market for the Exchange Notes will ever develop or be maintained.

There currently is no established trading market for the Exchange Notes to be issued. We do not intend to apply to list either series of the Exchange Notes on any national securities exchange. We cannot predict how the Exchange Notes will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of the Exchange Notes in any secondary market may be limited. Although the dealer manager for the private exchange offers may purchase and sell the Exchange Notes in the secondary market from time to time, the dealer manager will not be obligated to do so and may discontinue making a market for the Exchange Notes at any time without giving us notice. There can be no assurance that a secondary market for the Exchange Notes will develop, or that if one develops, it will be maintained.

Resale of the Original Notes is restricted and, if you do not exchange them for Exchange Notes in the Exchange Offers, they may be difficult to resell.

Each series of Exchange Notes will be issued pursuant to a registration statement filed with the SEC, of which this prospectus is a part. We have not registered the Original Notes under the Securities Act or for public offerings outside the United States. Consequently, the Original Notes may not be offered or sold in the United States unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and other applicable securities laws or transferred in a transaction not subject to the registration requirements under the Securities Act and other applicable securities laws. As a result, holders of Original Notes who do not participate in the Exchange Offers will continue to be subject to restrictions on the resale of their Original Notes, and such holders may not be able to sell their Original Notes at the time they wish or at prices acceptable to them. In addition, if you are eligible to exchange your Original Notes in the Exchange Offers and do not exchange your Original Notes in the Exchange Offers, you will no longer be entitled to have those Original Notes registered under the Securities Act.

You may not receive the Exchange Notes if the procedures for the Exchange Offers are not properly followed.

Holders of Original Notes are responsible for complying with all of the procedures for tendering Original Notes for exchange in a timely manner. See “The Exchange Offers—Procedures for Tendering Original Notes.” Therefore, holders of Original Notes that wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedures. If the exchange procedures are not strictly complied with, the letter of transmittal or the agent’s message, as the case may be, may be rejected. Neither we nor the Exchange Agent assumes any responsibility for informing any holder of Original Notes of irregularities with respect to such holder’s participation in the Exchange Offers.

The Exchange Offers may be cancelled or delayed or may not occur.

The Exchange Offers are subject to the satisfaction of certain conditions. See “The Exchange Offers—Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders of Original Notes participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Original Notes tendered in the Exchange Offers.

Some holders of Exchange Notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your Original Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that holds Original Notes acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus in connection with any resale of Exchange Notes it receives in exchange for such Original Notes in the Exchange Offers. Although such broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with their resale of any such Exchange Notes, our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to such broker-dealers wishing to resell their Exchange Notes.

Risks Relating to the Exchange Notes

A resolution under our single point of entry resolution strategy could materially adversely affect our liquidity and financial condition and our ability to pay the holders of our debt securities, including the Exchange Notes.

We are required periodically to submit a plan to the Federal Deposit Insurance Corporation (“FDIC”) and the Board of Governors of the Federal Reserve System (“Federal Reserve”) describing our resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In our current plan, our preferred resolution strategy is a single point of entry (“SPOE”) strategy. This strategy provides that only Bank of America (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Bank of America bankruptcy. We have entered into intercompany arrangements governing the contribution of most of our capital and liquidity to these key subsidiaries. As part of these arrangements, we have transferred most of our assets (and have agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of our remaining assets secure our ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary has also provided us with a committed line of credit that, in addition to our cash, dividends and interest payments, including interest payments we receive in respect of the subordinated note, may be used to fund our obligations, including the Exchange Notes. These intercompany arrangements include provisions to terminate the line of credit and forgive the subordinated note and require us to contribute our remaining financial assets to the wholly-owned holding company subsidiary if our projected liquidity resources deteriorate so severely that our resolution becomes imminent, which could materially and adversely affect our liquidity and ability to meet our payment obligations, including payments of interest and principal under the Exchange Notes.

In addition, if the FDIC and Federal Reserve jointly determine that our resolution plan is not credible, they could impose more stringent capital, leverage or liquidity requirements or restrictions on our growth, activities or operations. Further, we could be required to take certain actions that could impose operating costs and could potentially result in the divestiture or restructuring of certain businesses and subsidiaries.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Financial Reform Act”), when a global systemically important banking organization (“G-SIB”), such as Bank of America, is in default or danger of default, the FDIC may be appointed receiver in order to conduct an orderly liquidation of such institution. In the event of such appointment, the FDIC could, among other things, invoke the orderly liquidation authority, instead of the U.S. Bankruptcy Code, if the Secretary of the U.S. Department of Treasury makes certain financial distress and systemic risk determinations. In 2013, the FDIC issued a notice describing its preferred “single point of entry” strategy for resolving a G-SIB. Under this approach, the FDIC could replace Bank of America with a bridge holding company, which could continue operations and result in an orderly resolution of the underlying bank, but whose equity would be held solely for the benefit of our creditors. The FDIC’s single point of entry strategy may result in our security holders, including the holders of the Exchange Notes, suffering greater losses than would have been the case under a bankruptcy proceeding or a different resolution strategy.

We are subject to the Federal Reserve’s TLAC Rules.

On December 15, 2016, the Federal Reserve released total loss-absorbing capacity rules (“TLAC Rules”) that require U.S. global systemically important bank holding companies (“covered BHCs”), including Bank of America, to, among other things, maintain minimum amounts of eligible long-term debt commencing January 1, 2019. The Exchange Notes, and certain of our other outstanding debt securities, include specific terms in order to qualify as eligible long-term debt under the TLAC Rules. Actions required to comply with the TLAC Rules could impact our funding and liquidity risk management plans.

If we enter a resolution proceeding, holders of our debt securities, including the Exchange Notes, would be at risk of absorbing our losses.

Under the TLAC Rules, we are required to maintain minimum amounts of eligible unsecured external long-term debt and other loss-absorbing capacity for the purpose of absorbing our losses in a resolution proceeding under either the U.S. Bankruptcy Code or Title II of the Financial Reform Act. If we enter a resolution proceeding under either the U.S. Bankruptcy Code or Title II of the Financial Reform Act, our unsecured debt, including the Exchange Notes, would be at risk of absorbing our losses and could be significantly reduced or eliminated. Under our SPOE resolution strategy, and the single point of entry strategy preferred by the FDIC under Title II of the Financial Reform Act, the value that would be distributed to holders of our unsecured debt, including the Exchange Notes, may not be sufficient to repay all or part of the principal amount and interest on such debt, and holders of such debt, including the Exchange Notes, could receive no consideration at all under these resolution scenarios. Either of these resolution strategies could result in holders of the Exchange Notes being in a worse position and suffering greater losses than would have been the case under a different resolution strategy. Accordingly, you should assess our risk profile when making a decision to tender your Original Notes for the Exchange Notes in the Exchange Offers. Although SPOE is our preferred resolution strategy, neither Bank of America nor a bankruptcy court would be obligated to follow our SPOE strategy. Additionally, the FDIC is not obligated to follow its single point of entry strategy to resolve Bank of America under Title II of the Financial Reform Act. For more information regarding the financial consequences of any such resolution proceeding, see “Description of the Exchange Notes—Financial Consequences to Holders of the Exchange Notes of a Single Point of Entry Resolution Strategy.”

Our obligations on our debt securities, including the Exchange Notes, will be structurally subordinated to liabilities of our subsidiaries.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. As a result, our obligations under the Exchange Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. In addition, the Exchange Notes will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to our secured obligations to the extent of the value of the assets securing such obligations. Furthermore, creditors of subsidiaries recapitalized pursuant to our resolution plan would generally be entitled to payment of their claims from the assets of the subsidiaries, including our contributed assets.

Our ability to pay interest and principal on the Exchange Notes depends upon the results of operations of our subsidiaries.

As a holding company, we conduct substantially all of our operations through our subsidiaries and will depend on dividends, distributions, and other payments from our banking and nonbank subsidiaries to fund payments of interest and principal on the Exchange Notes. Many of our subsidiaries, including our bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us or to our other subsidiaries. In addition, our bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. These restrictions could prevent those subsidiaries from making distributions to us or otherwise providing cash to us that we need in order to make payments on the Exchange Notes.

The Exchange Notes have a Floating Rate Period, which results in additional risks.

During the applicable Floating Rate Period, the applicable series of Exchange Notes will bear interest at a floating rate, if not redeemed earlier, which will result in additional significant risks not applicable to the Exchange Notes during the Fixed Rate Periods. These risks include fluctuation of interest rates and the possibility that holders of the Exchange Notes will receive an amount of interest that is lower than expected during the applicable Floating Rate Period. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Exchange Notes during the applicable Floating Rate Period. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

Regulation, reform, and the potential or actual discontinuation of LIBOR may adversely affect the value of, return on and trading market for the Exchange Notes.

The London interbank offered rate (“LIBOR”) is the subject of ongoing national and international regulatory scrutiny and proposals for reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause LIBOR to perform differently than it performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of, return on and trading market for the Exchange Notes.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR could increase the costs and risks of administering or otherwise participating in the setting of LIBOR and complying with any such regulations or requirements. In addition, regulators have stated that they will no longer encourage or require banks to submit rates for LIBOR after 2021. Such actions may have the effect of discouraging market participants from continuing to administer or participate in or contribute to LIBOR, trigger changes in the rules or methodologies used in setting LIBOR, or lead to the discontinuation or unavailability of quotes for LIBOR. Uncertainty as to the nature and the effect of such reforms and actions and the potential or actual discontinuation of LIBOR may adversely affect the value of, return on and trading market for the Exchange Notes.

If three-month LIBOR is no longer quoted on the Designated LIBOR Page (as defined below), the base rate for the Exchange Notes during the applicable Floating Rate Period will be determined using the alternative methods described herein under the heading, “Description of the Exchange Notes—Interest and Interest Rates; Maturity—Floating Rate Period—LIBOR.” Any of these alternative methods may result in interest rates and/or payments that are higher than, lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on the Exchange Notes during the applicable Floating Rate Period if three-month LIBOR was available in its current form. Further, the same reforms, actions, costs and/or risks that may lead to the discontinuation or unavailability of LIBOR may make one or more of the alternative methods impossible or impracticable to determine. The final alternative method for three-month LIBOR sets the base rate for that Interest Period at the same rate as the immediately preceding Interest Period. Any of the foregoing may have an adverse effect on the value of, return on and trading market for the Exchange Notes.

Redemption of the Exchange Notes prior to maturity may result in a reduced return on the Exchange Notes.

We may redeem each series of Exchange Notes, at our option, at the times and on the terms and subject to the conditions, if applicable, described under the heading “Description of the Exchange Notes—Optional Redemption of the Exchange Notes.” Any redemption may occur at a time when prevailing interest rates are relatively low. As a result, holders of the Exchange Notes may not be able to invest the redemption proceeds in a new investment that yields a similar return.

Payments on the Exchange Notes are subject to our credit risk, and actual or perceived changes in our creditworthiness may affect the value of the Exchange Notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings may affect the market value of the Exchange Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding interest on deposits)	3.45	3.52	3.07	1.71	2.18
Ratio of earnings to fixed charges (including interest on deposits)	3.11	3.28	2.92	1.65	2.06

THE EXCHANGE OFFERS

Background and Purpose of the Exchange Offers

In connection with the issuance of the Original Notes on December 20, 2017 in private exchange offers, we entered into the Registration Rights Agreement with the dealer manager for the private exchange offers for the benefit of the holders of the Original Notes. Under the Registration Rights Agreement, we agreed to file a registration statement with the SEC relating to the Exchange Offers within 120 days of the settlement date of the Original Notes. We also agreed to use our commercially reasonable efforts to (i) cause the registration statement to become effective with the SEC within 210 days of the settlement date of the Original Notes and (ii) complete the Exchange Offers within 250 days of the settlement date of the Original Notes (or file, and cause to be effective, a shelf registration statement, if required by the terms of the Registration Rights Agreement, within the specified time period). The Registration Rights Agreement provides that we will be required to pay additional interest to the holders of the Original Notes if we fail to comply with such filing, effectiveness and exchange offer completion requirements. We are making the Exchange Offers to comply with our contractual obligations under the Registration Rights Agreement. Upon completion of the Exchange Offers, our obligations with respect to the registration of the Original Notes under the Securities Act will terminate except that, under limited circumstances, pursuant to the Registration Rights Agreement, we may be required to file a shelf registration statement for a continuous offer of Original Notes, including Original Notes of certain holders not eligible to participate in the Exchange Offers. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Resale of the Exchange Notes

We are making the Exchange Offers in reliance on the existing interpretations by the SEC staff as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (April 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. We have not sought our own no-action letter. Based upon these interpretations by the SEC staff, we believe that a holder who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder can make the representations to us set forth below under “—Representations, Warranties and Covenants of Tendering Holders of Original Notes.” However, if you are participating or intend to participate in a distribution of the Exchange Notes, are not acquiring the Exchange Notes in the ordinary course of your business, are a broker-dealer that acquired the Original Notes directly from us for your own account in the private exchange offers and not as a result of market-making activities or other trading activities or are an “affiliate” (as defined in Rule 405 of the Securities Act) of ours, you (i) will not be able to rely on the interpretations of the staff of the SEC set forth the no-action letters referenced above, (ii) will not be eligible to participate in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, in the absence of an exemption therefrom.

A broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may participate in the Exchange Offers so long as such broker-dealer has not entered into any arrangement or understanding to distribute the Exchange Notes. Such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge to us that it will satisfy any prospectus delivery requirements in connection with any resale of such Exchange Notes. However, the letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with such resale of the Exchange Notes. Under the Registration Rights Agreement, we have agreed that, for a period of 90 days after the effective date of the registration statement of which the prospectus is a part, we will make this prospectus available to any broker-dealer in connection with such resale. See “Plan of Distribution.”

We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers and, to the best of our information and belief, each person that may participate in the Exchange Offers will acquire the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions of the Exchange Offers set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the Exchange Offers any and all Original Notes that are validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on the applicable Expiration Date. In each Exchange Offer, we will issue Exchange Notes of the applicable series in an aggregate principal amount equal to the aggregate principal amount of the corresponding Original Notes accepted for exchange.

The form and terms of the Exchange Notes of a series will be substantially identical to the form and terms of the corresponding Original Notes, except that the Exchange Notes will be registered under the Securities Act, will not be subject to the transfer restrictions applicable to the Original Notes and will not bear legends restricting their transfer, will not entitle their holders to registrations rights, will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to complete the Exchange Offers (or file, and cause to be effective, a shelf registration statement, if required thereby) within the specified time period and will have a different CUSIP number from the corresponding Original Notes. The Exchange Notes will be, and the Original Notes were, issued under and entitled to the benefits of the Indenture. The Exchange Notes of a series and the corresponding Original Notes that remain outstanding after the completion of the Exchange Offers will be treated as a single series of securities under the Indenture for the purposes of voting and consenting to any matters affecting such series.

As of the date of this prospectus, $6,000,000,000 aggregate principal amount of 2023 Original Notes is outstanding and $6,000,000,000 aggregate principal amount of 2028 Original Notes is outstanding. Our obligation to accept Original Notes of each series for exchange in the Exchange Offers is subject to the conditions described below under “—Conditions to the Exchange Offers.” Neither of the Exchange Offers is conditioned upon any minimum aggregate principal amount of corresponding Original Notes being tendered for exchange.

The Exchange Notes issued in the Exchange Offers will be delivered promptly after the applicable Expiration Date. We currently expect to deliver the Exchange Notes on the second business day after the applicable Expiration Date. Delivery of Exchange Notes issued in the Exchange Offers will be effected through book-entry transfer at DTC. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled, and Exchange Notes issued in the Exchange Offers will not be exchangeable for Original Notes of the corresponding series after the completion of the Exchange Offers.

Original Notes of each series may be tendered in the Exchange Offers only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Original Notes must continue to hold Original Notes in the minimum authorized denomination of $1,000 principal amount.

We are not making the Exchange Offers to, nor will we accept tenders of Original Notes for exchange from, holders of Original Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Expiration Date; Extensions; Termination; Amendments; Announcements

The Exchange Offers will remain open for at least 20 full business days. The Expiration Date for the Exchange Offers is 5:00 p.m., New York City time, on May 22, 2018, unless extended by us in our sole discretion with respect to either or both Exchange Offers.

Subject to applicable law, we reserve the right, in our sole discretion:

•	to extend an Exchange Offer, delay accepting any Original Notes due to an extension of an Exchange Offer or to terminate an Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the extension, delay or termination to the Exchange Agent; or

•	to amend the terms of an Exchange Offer in any manner.

If we amend an Exchange Offer in a manner that we consider material, or if we waive a material condition, we will disclose such amendment or waiver by means of a prospectus supplement, and we will extend such Exchange Offer so that at least five business days remain in the Exchange Offer, or otherwise as required by law.

If we determine to extend, amend or terminate an Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency. Such announcement, in the case of an extension of an Exchange Offer, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously-scheduled Expiration Date for such Exchange Offer. Each Exchange Offer may be amended, extended or terminated individually.

If we delay accepting any Original Notes or terminate an Exchange Offer, we promptly will issue the applicable Exchange Notes, or return any Original Notes tendered, pursuant to the relevant Exchange Offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Original Notes

If you hold Original Notes and wish to have those Original Notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

All of the Original Notes currently are held in book-entry form and represented by global securities registered in the name of Cede & Co. as nominee for DTC. Promptly following the date of this prospectus, we expect that the Exchange Agent will make a request to establish accounts with respect to the Original Notes at DTC for the purpose of facilitating the Exchange Offers. Subject to the establishment of the accounts, any financial institution that is a participant in DTC may tender Original Notes in either Exchange Offer through book-entry delivery of such Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for such transfer. A tendering holder need not submit a letter of transmittal if the holder tenders Original Notes in accordance with such procedures. However, such holder will be bound by its terms just as if such holder had signed it.

To tender Original Notes in the Exchange Offers, a tendering holder must, before 5:00 p.m., New York City time, on the applicable Expiration Date:

•	deliver a properly completed and duly executed letter of transmittal (with any required signature guarantees), and any other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “—Exchange Agent;” or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit to the Exchange Agent an agent’s message (described below) through DTC’s ATOP procedures.

In addition, before 5:00 p.m., New York City time, on the applicable Expiration Date, the Exchange Agent must receive confirmation of book-entry transfer of Original Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for book-entry transfer.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC participant that such DTC participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such DTC participant.

Delivery of the letter of transmittal or transmission of an agent’s message through ATOP will be deemed made only when actually received or confirmed by the Exchange Agent. The method of delivery of Original Notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Original Notes to anyone other than the Exchange Agent.

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, and wish to tender Original Notes in either Exchange Offer, you should promptly instruct such nominee or custodian to tender on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the applicable Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the applicable Expiration Date in accordance with the terms of the Exchange Offers. If a beneficial owner of Original Notes wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either:

•	make appropriate arrangements to register ownership of the Original Notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of Original Notes.

The transfer of registered ownership may take considerable time and may not be completed before the applicable Expiration Date.

Proper Execution and Delivery of Letter of Transmittal

If a letter of transmittal is completed, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Original Notes surrendered for exchange are tendered:

•	by a registered holder of the Original Notes (or a participant in DTC whose name appears on a security position report listing as the holder of Original Notes) that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution (as defined below).

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible institution. An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of Original Notes tendered for exchange and all questions concerning the timing of receipt and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Original Note not properly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Original Note before the applicable Expiration Date. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured before the applicable Expiration Date of the relevant Exchange Offer. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Original Notes.

If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

There are no guaranteed delivery procedures for either of the Exchange Offers. Holders must tender their Original Notes through ATOP in accordance with the procedures in this prospectus and the accompanying letter of transmittal by the applicable Expiration Date.

Representations, Warranties and Covenants of Tendering Holders of Original Notes

By signing or agreeing to be bound by the letter of transmittal or by submission of an agent’s message in accordance with the requirements of ATOP, each tendering holder of Original Notes will represent to us, among other things, that:

•	it is not an affiliate (as defined in Rule 405 under the Securities Act) of ours;

•	the Exchange Notes will be acquired in the ordinary course of its business;

•	it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, and is not engaged and does not intend to engage, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	it is not a broker-dealer that acquired any of the Original Notes directly from us in the private exchange offers for its own account (and not as a result of market-making or other trading activities); and

•	if such holder is a broker-dealer, it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, and it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale of Exchange Notes for a period of 90 days following the effective date of the registration statement of which this prospectus is a part. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an Exchange Offer, we will accept, promptly after the applicable Expiration Date, all Original Notes of the relevant series validly tendered and not validly withdrawn. See “—Conditions to the Exchange Offers” below. For purposes of the Exchange Offers, we will be deemed to have accepted validly tendered Original Notes for exchange when, as and if we have given written or oral (promptly confirmed in writing) notice of such acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to tendering holders. We will deliver the applicable Exchange Notes in book-entry form promptly after the Expiration Date of the relevant Exchange Offer in exchange for the corresponding accepted Original Notes. We currently expect to deliver the Exchange Notes on the second business day after the applicable Expiration Date.

Any valid tender of Original Notes that is not validly withdrawn before the applicable Expiration Date, and the acceptance thereof by us, will constitute a binding agreement between that tendering holder and us, upon the terms and subject to the conditions of the relevant Exchange Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. Pursuant to the letter of transmittal or agent’s message in lieu thereof, the acceptance of an Exchange Offer by a tendering holder of Original Notes will constitute the agreement by a tendering holder to deliver good and marketable title to the tendered Original Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. The tendering holder also will warrant and agree with us that, upon request, it will execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes tendered pursuant to either Exchange Offer.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note of the applicable series having a principal amount equal to that of the tendered Original Note. Original Notes accepted for exchange will cease to accrue interest from and after the date of completion of the relevant Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment for accrued interest on the Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the relevant Exchange Offer, and will be deemed to have waived their rights to receive the accrued interest on the Original Notes. However, Exchange Notes will bear interest from the last interest payment date of the corresponding Original Notes, or, if no interest has been paid on the Original Notes, December 20, 2017.

In all cases, issuance of Exchange Notes for Original Notes will be made only after timely receipt by the Exchange Agent of:

•	a timely book-entry confirmation of the deposit of the Original Notes into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or a submission of an agent’s message in lieu thereof in accordance with the requirements of ATOP; and

•	any other required documents.

Unaccepted Original Notes and Original Notes otherwise not exchanged will be returned without expense to the tendering holder of the Original Notes promptly after the expiration of the relevant Exchange Offer. In the case of Original Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the Original Notes not exchanged will be returned or recredited promptly after the expiration of the relevant Exchange Offer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Original Notes at any time before the applicable Expiration Date.

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal (which may be by facsimile transmission or letter) at the address set forth below under the caption “—Exchange Agent,” or a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with appropriate DTC procedures.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the principal amount of the Original Notes;

•	be signed by the person who tendered the Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the Original Notes are to be re-registered, if different from that of the withdrawing holder.

For Original Notes tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of DTC.

We will determine in our sole discretion all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offers. You may retender properly withdrawn Original Notes by following one of the procedures described under “—Procedures for Tendering Original Notes” at any time on or before the applicable Expiration Date.

Return of Original Notes

Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC according to the procedures described above, such Original Notes will be credited to an account maintained with DTC for the Original Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the relevant Exchange Offer.

Conditions to the Exchange Offers

Notwithstanding any other provision of this prospectus, with respect to each Exchange Offer, we will not be required to (i) accept for exchange any validly tendered Original Notes or (ii) issue any Exchange Notes in exchange for validly tendered Original Notes or complete such Exchange Offer, if at or prior to the applicable Expiration Date we determine in our reasonable judgment that:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the relevant Exchange Offer; or

•	the relevant Exchange Offer or the making of any offer to exchange Original Notes for Exchange Notes would violate applicable law or any applicable interpretation of the SEC staff.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the applicable Expiration Date in our reasonable discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the applicable Expiration Date.

We will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust

Indenture Act of 1939, as amended (the “Trust Indenture Act”). We are required to use our commercially reasonable efforts to obtain the withdrawal of any stop order suspending the effectiveness of a registration statement at the earliest possible time.

In addition, we will not be obligated to accept for exchange the outstanding Original Notes of any holder that has not made to us the representations described under “—Representations, Warranties and Covenants of Tendering Holders of Original Notes.”

Neither of the Exchange Offers is conditioned upon any minimum aggregate principal amount of corresponding Original Notes being tendered for exchange or upon the completion of the other Exchange Offer.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A., as the Exchange Agent for the Exchange Offers. All executed letters of transmittal should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal or other documents should be directed to the Exchange Agent addressed as follows:

By Hand Delivery, Mail or Overnight Courier:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attn: Eric Herr

Email: CT_REORG_UNIT_INQUIRIES@BNYMELLON.COM

By Facsimile Transmission

(for Eligible Institutions only):

(732) 667-9408

Confirm by Telephone:

(315) 414-3362

All other questions should be addressed to Bank of America Corporation, 100 N. Tryon Street, Charlotte, North Carolina 28255, Attention: Fixed Income Investor Relations. If you deliver the letter of transmittal to an address other than the address for the Exchange Agent indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

The Exchange Agent also has an office or agency located at 101 Barclay Street, New York, New York 10286.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any broker-dealers and will indemnify the holders of the Original Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the Exchange Offers, including out-of-pocket expenses for the Exchange Agent, will be paid by us.

Transfer Taxes

You will not be obligated to pay transfer taxes in connection with the tender of Original Notes to us in the Exchange Offers unless you instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered holder. In those cases, you will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of such transfer taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Accounting Treatment

The Exchange Notes are considered a modification of the Original Notes in accordance with accounting principles generally accepted in the United States of America. Accordingly, the Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. As there is no change in cash flows between the Original Notes and the corresponding Exchange Notes, the effective interest rate of the Exchange Notes will equal the corresponding Original Notes. In addition, any payments made to third parties will be expensed as incurred.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of Original Notes who do not exchange their Original Notes for Exchange Notes under the Exchange Offers will remain subject to the restrictions on transfer of such Original Notes as set forth on the global certificates representing the Original Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and other applicable securities laws. In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, transferred pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and other applicable securities laws. The holders of Original Notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for resales of Original Notes as required under the Registration Rights Agreement. Such restrictions on transfer could reduce the value of Original Notes.

In addition, to the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes will be reduced, and the market price of such remaining Original Notes may be adversely affected. See “Risk Factors—Risks Relating to the Exchange Offers—The Exchange Offers may result in reduced liquidity for Original Notes that are not exchanged.”

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Neither we nor our Board of Directors makes any recommendation to holders of the Original Notes as to whether to tender or refrain from tendering any or all of their Original Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of the Original Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of the Original Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE EXCHANGE NOTES

The following description relating to the Exchange Notes and the Indenture are summaries of certain provisions thereof, does not purport to be complete and is subject to the detailed provisions of the forms of Exchange Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act. We urge you to read the Exchange Notes and the Indenture because they, and not this description, define your rights as holders of the forms of the Exchange Notes. We have filed the forms of the Exchange Notes and the Indenture and the supplements to the Indenture as exhibits to the registration statement for the Exchange Offers and the Exchange Notes of which this prospectus is a part. See “Where You Can Find More Information” in this prospectus for information on how to obtain copies of the Indenture and the forms of the Exchange Notes.

General

We will issue the Exchange Notes offered hereby under the Indenture solely in exchange for an equal principal amount of the corresponding Original Notes pursuant to the terms and subject to the conditions of the Exchange Offers. The Exchange Notes will be our direct obligations and will not be obligations of our subsidiaries.

The form and terms of the Exchange Notes of a series will be substantially identical to the form and terms of the corresponding Original Notes, except that the Exchange Notes will be registered under the Securities Act, will not be subject to the transfer restrictions applicable to the Original Notes and will not bear legends restricting their transfer, will not entitle their holders to registrations rights, will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to complete the Exchange Offers (or file, and cause to be effective, a shelf registration statement, if required thereby) within the specified time period and will have a different CUSIP number from the corresponding Original Notes. The Exchange Notes of a series and the corresponding Original Notes that remain outstanding after the completion of the Exchange Offers will be treated as a single series of securities under the Indenture for the purposes of voting and consenting to any matters affecting such series. As a result, if the relevant Exchange Offer is completed, holders of the Original Notes of a series who do not exchange their Original Notes for the corresponding Exchange Notes will vote together with holders of such Exchange Notes for all relevant purposes under the Indenture.

The Indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. The Indenture and the debt securities issued thereunder also do not limit our ability to incur other indebtedness or to issue other securities. This means that we may issue additional debt securities and other securities at any time without consent of holders of the Exchange Notes and without notifying holders of the Exchange Notes, up to the aggregate principal amount of the then-existing grant of authority by our board of directors. We also may “reopen” one or both series of the Exchange Notes. This means that we can increase the principal amount of such series of Exchange Notes by issuing additional Exchange Notes of such series with the same terms, except that such additional Exchange Notes may begin to bear interest on a different date, provided that such additional Exchange Notes shall be fungible for U.S. federal income tax purposes. We may do so without notice to the existing holders of such Exchange Notes.

The Exchange Notes will be issued in fully-registered book-entry only form and will be represented by the Global Notes registered in the name of Cede & Co., as the nominee of DTC, and deposited with the Trustee as custodian for DTC. Book-entry interests in the Exchange Notes will be issued, as described below under “—Book-Entry, Delivery and Form,” in minimum denominations of $1,000 and integral multiple of $1,000 in excess thereof. DTC will be the holder of all Exchange Notes represented by the Global Notes. Beneficial owners of interests in the Global Notes will do so through participants in DTC, and the rights of these indirect owners will be governed solely by the applicable procedures of DTC and its participants. We describe the procedures applicable to book-entry securities below under the heading “—Book-Entry, Delivery and Form.”

Financial Consequences to Holders of the Exchange Notes of a Single Point of Entry Resolution Strategy

Beginning January 1, 2019, we will be required to be in full compliance with TLAC Rules, which aim to improve the resiliency and resolvability of covered BHCs, including Bank of America, in the event of failure or material financial distress. The TLAC Rules include the requirement that each covered BHC maintain a minimum amount of eligible unsecured external long-term debt (“eligible LTD”) and other loss-absorbing capacity. The eligible LTD would absorb the covered BHC’s losses, following the depletion of its equity, upon its entry into a resolution proceeding under the U.S. Bankruptcy Code or a resolution proceeding administered by the FDIC under Title II of the Financial Reform Act.

Under Title I of the Financial Reform Act, we are required by the Federal Reserve and the FDIC to periodically submit a plan for a rapid and orderly resolution under the U.S. Bankruptcy Code in the event of material financial distress or failure. Our preferred resolution strategy under this plan is our SPOE strategy under which only Bank of America would enter bankruptcy proceedings. Under this strategy, and pursuant to existing intercompany arrangements under which we have transferred most of our assets to a wholly-owned holding company subsidiary, which holds the equity interests in our key operating subsidiaries, we would contribute our remaining financial assets, less a holdback to cover our bankruptcy expenses, to this wholly-owned holding company subsidiary prior to filing for bankruptcy. We would then file for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to an order from the bankruptcy court under section 363 of the Bankruptcy Code, we, as debtor-in-possession, would transfer our subsidiaries to a newly-formed entity (“NewCo”) that would be held in trust for the sole and exclusive benefit of our bankruptcy estate.

Under our SPOE resolution strategy, the obligations of Bank of America on its unsecured debt, including the Original Notes and the Exchange Notes, would not be assumed by NewCo; instead, the claims on such obligations would be left behind in the bankruptcy proceeding. After the transferred subsidiaries were stabilized, NewCo’s residual value in the form of shares or proceeds from the sale of shares would be distributed to the holders of claims against the bankruptcy estate in accordance with the priority of their claims, including to holders of the Original Notes and the Exchange Notes and other unsecured debt.

In 2013, the FDIC issued a notice describing its similar preferred single point of entry recapitalization model for resolving a global systemically important banking group, such as Bank of America, under Title II of the Financial Reform Act. Under Title II, when a covered BHC is in default or danger of default, the FDIC may be appointed receiver in order to conduct an orderly liquidation of such institution as an alternative to resolution of the entity under the U.S. Bankruptcy Code. Pursuant to the single point of entry recapitalization model, the FDIC would use its power to create a “bridge entity” for the covered BHC; transfer the systemically important and viable parts of the covered BHC’s business to the bridge entity; recapitalize those subsidiaries using assets of the covered BHC that have been transferred to the bridge entity; and exchange external debt claims against the covered BHC, including claims of holders of unexchanged Original Notes, the Exchange Notes and our other unsecured debt, for equity in the bridge entity. This strategy would allow operating subsidiaries of the covered BHC to continue to operate and impose losses on stockholders and creditors of the covered BHC.

Interest and Interest Rates; Maturity

General

The 2023 Exchange Notes will mature on December 20, 2023 (the “2023 Exchange Notes Maturity Date”) and will bear interest at a fixed rate of 3.004% per annum for the period from, and including, December 20, 2017 (or from the most recent date on which interest has been paid on the 2023 Original Notes, whichever is later) to, but excluding, December 20, 2022 (such date, the “2023 Exchange Notes Par Call Date,” and such period, the “2023 Exchange Notes Fixed Rate Period”) and (ii) for the period from, and including, December 20, 2022 to, but excluding, the 2023 Exchange Notes Maturity Date (if not redeemed earlier) (the “2023 Exchange Notes Floating Rate Period”), a floating rate per annum equal to three-month LIBOR plus 79 basis points (the “2023 Exchange Notes Floating Rate Coupon”).

The 2028 Exchange Notes will mature on December 20, 2028 (the “2028 Exchange Notes Maturity Date”) and will bear interest at a fixed rate of 3.419% per annum for the period from, and including, December 20, 2017 (or from the most recent date on which interest has been paid on the 2028 Original Notes, whichever is later) to, but excluding, December 20, 2027 (such date, the “2028 Exchange Notes Par Call Date,” and such period, the “2028 Exchange Notes Fixed Rate Period”) and (ii) for the period from, and including, December 20, 2027 to, but excluding, the 2028 Exchange Notes Maturity Date (if not redeemed earlier) (the “2028 Exchange Notes Floating Rate Period”), a floating rate per annum equal to three-month LIBOR plus 104 basis points (the “2028 Exchange Notes Floating Rate Coupon”).

For purposes of the following discussion, references to: (i) a “Maturity Date” means the 2023 Exchange Notes Maturity Date or the 2028 Exchange Notes Maturity Date, as the case may be, (ii) a “Fixed Rate Period” means the 2023 Exchange Notes Fixed Rate Period or the 2028 Exchange Notes Fixed Rate Period, as the case may be, (iii) a “Floating Rate Period” means the 2023 Exchange Notes Floating Rate Period or the 2028 Exchange Notes Floating Rate Period, as the case may be, (iv) a “Par Call Date” means the 2023 Exchange Notes Par Call Date or the 2028 Exchange Notes Par Call Date, as the case may be, and (v) a “Floating Rate Coupon” means the 2023 Floating Rate Coupon or the 2028 Floating Rate Coupon, as the case may be.

Each interest payment due on an Interest Payment Date (as defined below) or a Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest has been paid, or, if no interest has been paid on the corresponding Original Notes, from December 20, 2017, the issue date of the Original Notes, to but excluding the next Interest Payment Date or the relevant Maturity Date, as the case may be (each such period, an “Interest Period”).

Interest will be paid to the person in whose name the Exchange Notes are registered at the close of business on the date that is one business day prior to the applicable Interest Payment Date, so long as the Exchange Notes are held in book-entry only form (and, if the Exchange Notes are held in definitive form, to the person in whose name the Exchange Notes are registered at the close of business on the first day of the calendar month in which such Interest Payment Date is originally scheduled to occur). In all cases, if the Maturity Date or any earlier redemption date with respect to any Exchange Notes falls on a day that is not a business day, any payment of principal, premium, if any, interest and any other amounts otherwise due on such day will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after such Maturity Date or redemption date, as the case may be. The principal and interest payable at maturity will be paid to the holder of the Exchange Notes at the time of payment by the paying agent. “Business day” means: (i) with respect to a series of Exchange Notes during the applicable Fixed Rate Period, any weekday that is not a legal holiday in New York, New York or Charlotte, North Carolina and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed and (ii) with respect to a series of Exchange Notes during the applicable Floating Rate Period, any weekday that is a London banking day and is not a legal holiday in New York, New York or Charlotte, North Carolina and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed. “London banking day” means a day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Fixed Rate Period

For each Fixed Rate Period, interest on the Exchange Notes will be payable semi-annually in arrears on June 20 and December 20 of each year, beginning on June 20, 2018 (or, if the applicable Exchange Notes are issued on or after June 20, 2018, the next Interest Payment Date after such issue date), and ending on the relevant Par Call Date for each series (the “Fixed Rate Interest Payment Dates”). During each applicable Fixed Rate Period, interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months, and if any Fixed Rate Interest Payment Date for the Exchange Notes falls on a day that is not a business day, the payment will be made on the next succeeding business day, and no additional interest will accrue in respect of the amount payable on the next succeeding business day for the period from and after the interest payment.

Floating Rate Period

Interest Payment Dates. For each Floating Rate Period, interest on the Exchange Notes will be payable quarterly in arrears on March 20, June 20, September 20 and December 20 of each year, beginning on March 20,

2023 for the 2023 Exchange Notes and March 20, 2028 for the 2028 Exchange Notes, as the case may be, and ending on the Maturity Date for such series (the “Floating Rate Interest Payment Dates” and, together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”). If a Floating Rate Interest Payment Date would otherwise fall on a day that is not a business day, then such Floating Rate Interest Payment Date will be postponed to the next day that is a business day, except that, if the next succeeding business day falls in the next calendar month, then such Floating Rate Interest Payment Date will be advanced to the immediately preceding day that is a business day. If a Floating Rate Interest Payment Date is adjusted in accordance with the foregoing sentence, then the related Interest Reset Date (as defined below) and Interest Period will also be so adjusted.

Interest Reset Dates and Interest Determination Dates. The interest rate of each series of Exchange Notes will be reset on each Floating Rate Interest Payment Date for such series (each such date, an “Interest Reset Date”), and the interest determination date for determining the new interest rate at which the Floating Rate Coupon will reset for the applicable series of Exchange Notes will be the second London banking day prior to the relevant Interest Reset Date (each such date, an “Interest Determination Date”).

Calculation of Interest. Calculations relating to the Exchange Notes during the applicable Floating Rate Period will be made by The Bank of New York Mellon Trust Company, N.A., as calculation agent for this purpose. We may appoint different calculation agents from time to time after the issue date of either series of the Exchange Notes without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation agent will be final and binding on you, the Trustee and us.

In respect of each series of Exchange Notes during the applicable Floating Rate Period, the calculation agent will determine the interest rate for each applicable Floating Rate Interest Period on the relevant Interest Determination Date, as well as the amount of interest that has accrued during each such Floating Rate Interest Period. The calculation agent will determine the amount of interest accrued for a given Floating Rate Interest Period on or before the calculation date for such Floating Rate Interest Period, which calculation date will be the business day immediately preceding the applicable Floating Rate Interest Payment Date, the Maturity Date, or the Par Call Date, as the case may be.

The calculation agent will calculate accrued interest in respect of the Exchange Notes for each Floating Rate Interest Period during the applicable Floating Rate Period by multiplying the principal amount of the applicable Exchange Notes by an accrued interest factor that is equal to the sum of the interest factors calculated for each day in the Floating Rate Interest Period for which accrued interest is being calculated. The daily interest factor will be computed on the basis of the actual number of days in the relevant Floating Rate Interest Period divided by 360.

All amounts used in or resulting from any calculation with respect to the Exchange Notes during the applicable Floating Rate Period will be rounded to the nearest cent, with one-half cent or more being rounded upward. All percentages resulting from any such calculation will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The Floating Rate Coupon with respect to each Floating Rate Interest Period will be based on LIBOR for deposits in U.S. dollars having an index maturity of three months, as described below under “—LIBOR.” In addition, the Floating Rate Coupon with respect to each Floating Rate Interest Period may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application.

LIBOR. As determined by the calculation agent, three-month LIBOR for any Interest Determination Date will be equal to the arithmetic mean of the offered rates for deposits in U.S. dollars having an index maturity of three months, commencing on the related Interest Reset Date, if at least two offered rates appear on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on that Interest Determination Date, except that, if the Designated LIBOR Page only provides for a single rate, that single rate will be used.

If (i) fewer than two offered rates described above appear on the Designated LIBOR Page (ii) or no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will determine three-month LIBOR as follows:

•	The calculation agent will request on the Interest Determination Date four major banks in the London interbank market, as selected and identified by us, to provide their offered quotations for deposits in U.S. dollars with a maturity of three months commencing on the Interest Reset Date and in a representative amount to prime banks in the London interbank market at approximately 11:00 a.m., London time.

•	If at least two quotations are provided, the calculation agent will determine three-month LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, we will select and identify to the calculation agent three major banks in New York City. On the Interest Reset Date, those three banks will be requested by the calculation agent to provide their offered quotations for loans in U.S. dollars with a maturity of three months commencing on the Interest Reset Date and in a representative amount to leading European banks at approximately 11:00 a.m., New York City time. The calculation agent will determine three-month LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by us are quoting rates, three-month LIBOR for that Interest Period will be the same as for the immediately preceding Interest Period.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service for the purpose of displaying the London interbank rates of major banks.

“Representative amount” means an amount that, in our judgment, is representative of a single transaction in the relevant market at the relevant time.

In determining three-month LIBOR, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described above. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as our affiliates.

At the request of the holder of any Exchange Notes during the Floating Rate Period with respect to such Exchange Notes, the calculation agent will provide the interest rate then in effect for such Exchange Notes and, if already determined, the interest rate that is to take effect on the next Interest Reset Date.

Ranking

The Exchange Notes will be our direct, unsecured senior obligations and will rank equally with all our other unsecured and unsubordinated obligations from time to time outstanding, except obligations, including deposit liabilities, that are subject to any priorities or preferences by law. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the Exchange Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. In addition, the Exchange Notes will be unsecured and therefore in a bankruptcy or similar proceeding will effectively rank junior to our secured obligations to the extent of the value of the assets securing such obligations. See also “Risk Factors—Our obligations on our debt securities, including the Exchange Notes, will be structurally subordinated to liabilities of our subsidiaries.”

Optional Redemption of the Exchange Notes

We may redeem either series of Exchange Notes, at our option, in whole, but not in part, on (a) December 20, 2022, for the 2023 Exchange Notes and (b) December 20, 2027, for the 2028 Exchange Notes,

in each case, upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to the holders of the relevant series of Exchange Notes being redeemed, at a redemption price equal to 100% of the principal amount of such series of Exchange Notes being redeemed, plus accrued and unpaid interest, if any, thereon, to, but excluding, the applicable redemption date.

In addition, we may redeem either series of Exchange Notes, at our option, in whole at any time or in part from time to time, on or after the day falling six months after the issue date of the Exchange Notes of such series or, if additional Exchange Notes of either series are issued after the issue date of the applicable Exchange Notes, then, for such series of Exchange Notes, beginning six months after such issue date of such additional Exchange Notes of such series), and prior to the Par Call Date for such series, upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to the holders of the relevant series of Exchange Notes being redeemed, at a “make-whole” redemption price equal to the greater of:

(i)	100% of the principal amount of the Exchange Notes being redeemed; or

(ii)	as determined by the quotation agent described below, the sum of the present values of the scheduled payments of principal and interest on the Exchange Notes being redeemed, that would have been payable from the applicable redemption date to the applicable Par Call Date for such series (not including, for any Exchange Notes, interest accrued to, but excluding, the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus (a) for 2023 Exchange Notes, 15 basis points and (b) for the 2028 Exchange Notes, 20 basis points, plus, in either case of (i) or (ii) above, accrued and unpaid interest, if any, on the principal amount of the Exchange Notes being redeemed to, but excluding, the applicable date of redemption.

“treasury rate” means, with respect to the applicable date of redemption, the rate per annum equal to: (1) the yield, under the heading that represents the average for the week immediately prior to the applicable calculation date, appearing in the most recently published statistical release appearing on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source, in each case, as determined by the quotation agent in its sole discretion, and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, for the maturity corresponding to the applicable comparable treasury issue; provided that, if no such maturity is within three months before or after the applicable Par Call Date with respect to the relevant series of Exchange Notes, yields for the two published maturities most closely corresponding to the applicable comparable treasury issue will be determined and the applicable treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week immediately prior to the applicable calculation date or does not contain such yields, the semi-annual equivalent yield to maturity or interpolated maturity (on a day-count basis) of the applicable comparable treasury issue, calculated using a price for the applicable comparable treasury issue (expressed as a percentage of its principal amount) equal to the related comparable treasury price for such redemption date.

The applicable treasury rate will be calculated by the quotation agent on the third business day preceding the applicable date of redemption.

In determining the applicable treasury rate, the below terms will have the following meaning:

“comparable treasury issue” means, with respect to the applicable date of redemption for the Exchange Notes being redeemed, the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated (on a day-count basis) maturity comparable to the remaining term of such Exchange Notes, as if such Exchange Notes matured on their applicable Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes as if such Exchange Notes matured on their applicable Par Call Date.

“comparable treasury price” means, with respect to any applicable date of redemption, (1) the average of five reference treasury dealer quotations for such date of redemption, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“quotation agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its successor, or, if that firm is unwilling or unable to select the comparable treasury issue, an investment bank of national standing appointed by us.

“reference treasury dealer” means (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, unless that firm ceases to be a primary U.S. government securities dealer in New York City (referred to in this prospectus as a “primary treasury dealer”), in which case we will substitute another primary treasury dealer, and (2) four other primary treasury dealers that we may select.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any date of redemption, the average, as determined by the quotation agent, of the bid and asked prices for the applicable comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m., New York City time, on the third business day preceding such date of redemption.

Notwithstanding the foregoing, any interest on Exchange Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to the date of redemption will be payable on such Interest Payment Date to holders of the Exchange Notes as of the close of business on the relevant record date according to the terms of the relevant Exchange Notes and the Indenture.

Unless we default on payment of the applicable redemption price, interest will cease to accrue on the Exchange Notes or portion thereof called for redemption on the applicable date of redemption. If fewer than all of the Exchange Notes of a series are to be redeemed, for so long as the Exchange Notes of such series are in book-entry only form, the Exchange Notes to be redeemed will be selected in accordance with the procedures of DTC.

Because Merrill Lynch, Pierce, Fenner & Smith Incorporated is our affiliate, the economic interests of Merrill Lynch, Pierce, Fenner & Smith Incorporated may be adverse to your interests as a holder of the Exchange Notes subject to our redemption, including with respect to certain determinations and judgments it must make as quotation agent in the event that we redeem any of the Exchange Notes before their maturity pursuant to the “make-whole” optional redemption described above. Merrill Lynch, Pierce, Fenner & Smith Incorporated is obligated to carry out its duties and functions as quotation agent in good faith.

The notice will take the form of a certificate signed by us specifying the date fixed for redemption, the redemption price, the CUSIP number of the Exchange Notes being redeemed, the place of payment for the Exchange Notes being redeemed, and that on and after the date fixed for redemption, interest will cease to accrue on the Exchange Notes to be redeemed. So long as Cede & Co., as nominee of DTC, is the record holder of the applicable Exchange Notes to be redeemed, we will deliver any notice of our election to exercise our redemption right only to Cede & Co., as nominee of DTC.

The redemption of Exchange Notes will require the prior approval of the Federal Reserve if after such redemption we would fail to satisfy our requirements as to eligible long-term debt or total loss-absorbing capacity under the TLAC Rules.

Payment of Principal, Interest and Other Amounts Due

We have appointed the Trustee to act as our sole paying agent, security registrar, and transfer agent under the Indenture with respect to the Exchange Notes through the Trustee’s office currently located at 10161 Centurion Parkway N., 2nd Floor, Jacksonville, Florida 32256. At any time, we may rescind the designation of a paying agent, appoint a successor or an additional paying agent, or approve a change in the office through which any paying agent acts in accordance with the Indenture. In addition, we may decide to act as our own paying agent with respect to the Exchange Notes, and the paying agent may resign.

For so long as the Exchange Notes are in book-entry form, we will make payments on the Exchange Notes in accordance with arrangements then in place between the paying agent and DTC or its nominee, as holder of the Exchange Notes. An indirect owner’s right to receive those payments will be governed by the rules and practices of DTC and its participants, as described below under the heading “—Book-Entry, Delivery and Form.”

If the Exchange Notes are ever held in certificated form, we will pay any interest on such Exchange Notes in certificated form on each Interest Payment Date other than the Maturity Date by, in our discretion, wire transfer of immediately available funds or check mailed to holders of the Exchange Notes on the applicable record date at the address appearing on our or the security registrar’s records. We will pay any principal, premium (if any), interest, and other amounts payable (if any) at the maturity date of any Exchange Notes in certificated form by wire transfer of immediately available funds upon surrender of such Exchange Notes at the corporate trust office of the Trustee or paying agent, if different from the Trustee.

We will not pay additional amounts on the Exchange Notes to ensure that net payments on the Exchange Notes will not be less, due to the payment of U.S. withholding tax, than the amount then otherwise due and payable. We will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of that government.

Book-entry and other indirect owners should contact their banks or brokers for information on how they will receive payments on their Exchange Notes.

No Sinking Fund

The Exchange Notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the Exchange Notes.

Repayment

The Exchange Notes may not be repaid at the holder’s option prior to their maturity date.

Repurchase

We, or our affiliates, may purchase at any time the Exchange Notes of either or both series by tender, in the open market at prevailing prices or in private transactions at negotiated prices. If we purchase any Exchange Notes in this manner, we have the discretion to hold, resell, or cancel any repurchased Exchange Notes. The repurchase of Exchange Notes will require the prior approval of the Federal Reserve if after such repurchase we would fail to satisfy our requirements as to eligible long-term debt or total loss-absorbing capacity under the TLAC Rules.

Exchange, Registration, and Transfer

Subject to the terms of the Indenture, Exchange Notes of a series in certificated form may be exchanged at the option of the holder for other Exchange Notes of the same series in an equal aggregate principal amount and type in any authorized denominations.

Exchange Notes in certificated form may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent that we designate and maintain. The security registrar or the transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the Exchange Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. The Trustee will be the authenticating agent, registrar, and transfer agent for the Exchange Notes. We may change the security registrar or the transfer agent or approve a change in the location through which any security registrar or transfer agent acts at any time, except that we will be required to maintain a security registrar and transfer agent in the place of payment for the Exchange Notes. At any time, we may designate additional transfer agents for the Exchange Notes.

For a discussion of restrictions on the exchange, registration, and transfer of book-entry securities, see “—Book-Entry, Delivery and Form” below.

Restrictions on the Sale or Issuance of Capital Stock of Principal Subsidiary Bank

The Indenture prohibits the issuance, sale, or other disposition of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its stockholders at any price, so long as before that sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before the sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Indenture as any subsidiary of ours that is a bank or trust company organized and doing business under any state or federal law with total assets equal to more than 10% of our total consolidated assets. As of the date of this prospectus, Bank of America, N.A. is our only Principal Subsidiary Bank.

Limitation on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or conveyance by us of all or substantially all of our assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes all of our obligations under the Indenture; and

•	immediately after the transaction, we (or any successor company) are not in default in the performance of any covenant or condition under the Indenture, and no event of default has occurred or is continuing.

The foregoing restrictions do not apply in the case of a sale or conveyance by us of all or substantially all of our assets to one or more entities that are direct or indirect subsidiaries in which we and/or one or more of our subsidiaries own more than 50% of the combined voting power.

Upon any consolidation, merger, sale or conveyance of this kind (other than a sale or conveyance to our direct or indirect subsidiary or subsidiaries in which we and/or one or more of our subsidiaries own more than

50% of the combined voting power as described in the preceding paragraph), the resulting or acquiring entity will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor entity may exercise our rights and powers under the Indenture.

Waiver of Covenants

The holders of a majority in principal amount of the Exchange Notes and the other debt securities of all affected series of securities then outstanding under the Indenture may waive compliance with some of the covenants or conditions of the Indenture.

Modification of the Indenture

We and the Trustee may modify the Indenture and the rights of the holders of the Exchange Notes and other securities outstanding under the Indenture with the consent of the holders of at least 66 2⁄3% of the aggregate principal amount of all series of securities under the Indenture affected by the modification. However, no modification may extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of, or extend the time of payment of, interest on the Exchange Notes without the consent of each holder affected by the modification. No modification may reduce the percentage of securities that is required to consent to modification of the Indenture without the consent of all holders of the securities outstanding under the Indenture.

In addition, we and the Trustee may execute supplemental indentures to the Indenture in some circumstances without the consent of any holders of securities outstanding under the Indenture.

For purposes of determining the aggregate principal amount of the securities outstanding under the Indenture at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the Indenture, (1) the principal amount of any security issued with original issue discount is that amount that would be due and payable at that time upon an event of default, and (2) the principal amount of a security denominated in a foreign currency or currency unit is the U.S. dollar equivalent on the date of original issuance of the security.

Meetings and Action by Holders of the Exchange Notes

The Trustee may call a meeting in its discretion, or upon request by us or the holders of at least 10% in principal amount of the Exchange Notes, by giving notice. If a meeting of holders of Exchange Notes is duly held, any resolution raised or decision taken in accordance with the Indenture will be binding on all holders of the Exchange Notes.

Remedies

Events of Default and Rights of Acceleration; Covenant Breaches

The Indenture defines an event of default for either series of Exchange Notes, as any one of the following events:

(1)	our failure to pay principal of or any premium on such series of Exchange Notes when due and payable, and continuance of such default for a period of 30 days;

(2)	our failure to pay interest on such series of Exchange Notes when due and payable, and continuance of such default for a period of 30 days; and

(3)	specified events involving our bankruptcy, insolvency, or liquidation.

If an event of default under the Indenture occurs and is continuing, either the Trustee or the holders of 25% in aggregate principal amount of the securities outstanding under the Indenture (or, in the case of an event of default under the Indenture with respect to (i) a series of Exchange Notes or (ii) a series of Exchange Notes and one or more other series of securities outstanding under the Indenture, the holders of 25% in aggregate principal amount of the outstanding securities of all series affected, including such series of Exchange Notes) may declare the principal amount of all securities (or the outstanding securities of all series affected, including such series of Exchange Notes, as the case may be) to be due and payable immediately. The holders of a majority in principal amount of the securities then outstanding under the Indenture (or of the series affected, including such series of Exchange Notes, as the case may be), in some circumstances, may annul the declaration of acceleration and waive past defaults.

With respect to any of our covenants in either series of Exchange Notes or the Indenture, other than those for which acceleration rights are available, as discussed above, the Trustee and the holders of a series of Exchange Notes may pursue certain remedies as described below or as set forth in the Indenture.

An event of default will not occur, and neither the Trustee nor the holders of a series of Exchange Notes will have the right to accelerate the payment of principal of such series of Exchange Notes, as a result of a covenant breach (other than a covenant breach for which acceleration rights are available, as discussed above). In addition, an event of default will not occur, and neither the Trustee nor the holders of a series of Exchange Notes will have the right to accelerate the payment of principal of such series of Exchange Notes, as a result of our failure to pay principal of or premium on such series of Exchange Notes when due and payable until such default has continued for a period of 30 days.

We are required periodically to file with the Trustee a certificate stating that we are not in default under any of the terms of the Indenture.

Collection of Indebtedness and Suits for Enforcement by Trustee

If (i) we fail to pay the principal of or any premium on a series of Exchange Notes or (ii) we are over 30 days late on an interest payment on a series of Exchange Notes, the Trustee can demand that we pay to it, for the benefit of the holders of such series of Exchange Notes, the amount which is due and payable on such series of Exchange Notes, including any interest incurred because of our failure to make that payment. In the event of our nonpayment of principal or interest (which nonpayment constitutes an event of default) or a covenant breach, the Trustee may take appropriate action, including instituting judicial proceedings against us.

In addition, a holder of a series of Exchange Notes also may file suit to enforce our obligation to make payment of principal, any premium, interest, or other amounts due on such series of Exchange Notes regardless of the actions taken by the Trustee.

The holders of a majority in principal amount of a series of Exchange Notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee under that Indenture. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indenture. The Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of a series of Exchange Notes unless the holders offer the Trustee reasonable indemnity against expenses and liabilities.

Limitation on Suits

Holders of a series of Exchange Notes may not institute any action against us under the Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the Trustee of the continuing default;

•	the holders of not less than 25% in principal amount of a series of Exchange Notes must have (1) requested the Trustee to institute proceedings in respect of a default and (2) offered the Trustee reasonable indemnity against liabilities incurred by the Trustee for taking such action;

•	the Trustee must have failed to institute proceedings within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of a series of Exchange Notes must not have given direction to the Trustee inconsistent with the request of the holders referred to above.

However, the holder of a series of Exchange Notes will have an absolute right to receive payment of principal of and any premium and interest on the Exchange Notes when due and to institute suit to enforce this payment.

Notices

We or the Trustee on our behalf, if so requested, will provide the holders of the Exchange Notes with any required notices by first-class mail to the addresses of the holders as they appear in the security register. So long as Cede & Co., as DTC’s nominee, is the record holder of the Exchange Notes, we or the Trustee, if so requested, will deliver the notice only to DTC.

Concerning the Trustee

We and certain of our affiliates have from time to time maintained deposit accounts and conducted other banking transactions with Trustee and its affiliates in the ordinary course of business. We expect to continue these business transactions. The Trustee and its affiliates also serve as trustee for a number of series of outstanding indebtedness issued by us and our affiliates under other indentures.

Book-Entry, Delivery and Form

The Exchange Notes will be issued only in book-entry form, which means that the Exchange Notes will be represented by one or more permanent global certificates registered in the name of DTC or its nominee. You may hold interests in the Exchange Notes directly through DTC if you are a participant in DTC, or indirectly through organizations which are participants in DTC (including Euroclear Bank, S.A./N.V., commonly known as Euroclear, or Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream). Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Exchange Notes and cross-market transfers of the Exchange Notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. Beneficial interests in the Exchange Notes may be held in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Exchange Notes in book-entry form that can be exchanged for definitive notes of the applicable series under the circumstances described under the caption “—Certificated Notes” will be exchanged only for definitive notes of the applicable series issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

All interests in the Global Notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of their systems.

Legal Holders

Our obligations, as well as the obligations of the Trustee under the Indenture, run only to the holders of the Exchange Notes. We do not have obligations to investors who hold beneficial interests in the Global Notes or who hold the securities by any other indirect means. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect owners, but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture, we would seek the approval only from the holders, and not the indirect owners, of the Exchange Notes. Whether and how the holders contact the indirect owners is up to the holders.

If you hold Exchange Notes through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with such institution to find out: (i) how it will handle payments and notices on your Exchange Notes, (ii) whether it will impose fees or charges, (iii) how it would handle a request for the holders’ consent, if required, (iv) whether and how you can instruct it to send you the Exchange Notes registered in your own name so you can be a holder, if that is permitted in the future, (v) how it would exercise rights under the Exchange Notes if there were a default or other event triggering the need for holders to act to protect their interests, and (vi) how DTC’s rules and procedures will affect these matters.

When we refer to “you” in this prospectus, we mean those who invest in the Exchange Notes, whether they are the holders or only indirect owners of the Exchange Notes.

Information Regarding DTC, Euroclear and Clearstream

DTC

The following is based on information furnished to us by DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. Information on that website is not included or incorporated by reference in this prospectus.

Exchanges of Original Notes for Exchange Notes in the Exchange Offers under the DTC system must be made by or through direct participants, which will receive a credit for the Exchange Notes on DTC’s records. The ownership interest of each actual exchanging holder of each Exchange Note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their exchange of Original Notes for Exchange Notes. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Exchange Notes, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, the Exchange Notes will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Exchange Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Exchange Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Exchange Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Notes, such as redemptions, tenders, defaults, and proposed amendments to the Indenture. For example, beneficial owners of Exchange Notes may wish to ascertain that the nominee holding the Exchange Notes for its benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Exchange Notes unless authorized by a direct participant in accordance with DTC’s Money Market Instrument (“MMI”) procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Exchange Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make any payments of principal, any premium, interest, or other amounts on the Exchange Notes in immediately available funds directly to Cede & Co., or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants and not of DTC or its nominee, us, the trustee, or any other agent or party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co. (or any other nominee as may be requested by an authorized representative of DTC) is our responsibility. Disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of the direct or indirect participants.

We will send any redemption notices to DTC. If less than all of the Exchange Notes of a series are being redeemed, DTC’s practice is to determine by lot the principal amount of the Exchange Notes of each direct participant in the issue to be redeemed.

The requirement for physical delivery of Exchange Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Notes are transferred by the direct participant on DTC’s records and followed by a book-entry credit of tendered Exchange Notes to the applicable trustee or agent’s DTC account.

DTC may discontinue providing its services as depository for the Exchange Notes at any time by giving us reasonable notice. If this occurs, and if a successor securities depository is not obtained, we will print and deliver certificated securities.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated Exchange Notes to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg may hold interests in the Global Notes as participants in DTC.

Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders (each such account holder, a “participant” and collectively, the “participants”). Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear is incorporated under the laws of Belgium and Clearstream, Luxembourg is incorporated under the laws of Luxembourg.

Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies, and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a participant of either system.

The address of Euroclear is Euroclear Bank SA/NV, 1 Boulevard du Roi Albert II, B-1210 Brussels and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L-1855, Luxembourg.

Payments, deliveries, transfers, exchanges, notices, and other matters relating to the Exchange Notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those clearing systems. Those clearing systems could change their rules and procedures at any time. We have no control over those clearing systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving the Exchange Notes only on days when those clearing systems are open for business. Those clearing systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Certificated Notes

We do not expect to exchange Global Notes for certificated notes in definitive form registered in the names of the beneficial owners of the Global Notes representing the Exchange Notes except in the limited circumstances described in the relevant Exchange Notes or in the Indenture.

If we ever issue certificated notes in definitive form representing the Exchange Notes of a series, those certificated notes may be presented for registration of transfer at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the certificated notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will pay amounts payable on any certificated notes in definitive form at the offices of the paying agents we may designate from time to time.

Governing Law

The Indenture is, and the Exchange Notes will be, governed by New York law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to you if you exchange Original Notes for Exchange Notes pursuant to the Exchange Offers. This summary is limited to considerations for holders that are beneficial owners of the Original Notes that have held the Original Notes, and will hold the Exchange Notes, as capital assets (generally, property held for investment), and that acquire Exchange Notes pursuant to the Exchange Offers. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Original Notes or to beneficial owners of Original Notes that may be subject to special tax rules, including a bank, a tax-exempt entity, an insurance company, a dealer in securities or currencies, a trader in securities electing to mark to market, an entity taxed as a partnership or partners therein, a “controlled foreign corporation” or “passive foreign investment company,” persons required to recognize any item of gross income with respect to the Original Notes as a result of such income being taken into account on an applicable financial statement, an individual or an entity taxed as an individual, a non-resident alien individual present in the United States for 183 days or more during the taxable year, a person that holds Original Notes or will hold Exchange Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, or a U.S. person that has a “functional currency” other than the U.S. dollar. In addition, this summary does not address the Medicare tax on net investment income, alternative minimum tax consequences or any state, local, or non-U.S. tax considerations. You should consult your own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the Exchange Notes.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, published administrative interpretations of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect.

Tax Consequences to Holders who Participate in the Exchange Offers

An exchange of Original Notes for Exchange Notes will not be a taxable exchange for U.S. federal income tax purposes. Your initial tax basis in the Exchange Notes will equal your tax basis in the Original Notes surrendered in the Exchange Offers therefor immediately before the Exchange Offers, and your holding period for the Exchange Notes will include your holding period for the Original Notes surrendered in the Exchange Offers therefor immediately before the Exchange Offers.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date the registration statement of which this prospectus is a part is declared effective and ending on the close of business 90 days after such date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until July 23, 2018 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the effective date of the registration statement of which this prospectus is a part, we will promptly send additional copies of this prospectus and any supplement or amendment hereto to any broker-dealer that requests such documents in the letter of transmittal. Pursuant to the Registration Rights Agreement, we have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the Exchange Notes will be passed upon for us by McGuireWoods LLP, Charlotte, North Carolina. McGuireWoods LLP regularly performs legal services for us.

OFFERS TO EXCHANGE

Any and all $6,000,000,000 Aggregate Principal Amount Outstanding of Unregistered 3.004% Fixed/Floating Rate Senior Notes, due 2023

For

An Equal Aggregate Principal Amount of 3.004% Fixed/Floating Rate Senior Notes, due 2023 that have been Registered under the Securities Act of 1933

And

Any and all $6,000,000,000 Aggregate Principal Amount Outstanding of Unregistered 3.419% Fixed/Floating Rate Senior Notes, due 2028

For

An Equal Aggregate Principal Amount of 3.419% Fixed/Floating Rate Senior Notes, due 2028 that have been Registered under the Securities Act of 1933

PROSPECTUS

April 24, 2018